Exhibit 99.1

Neose to Raise $23 Million

Horsham, PA, September 22, 2003. Neose Technologies, Inc. (NasdaqNM: NTEC) today announced that it has entered into subscription agreements for the purchase of shares of its common stock in a registered direct offering at a purchase price of $9.00 per share, for aggregate gross proceeds of approximately $23 million. J.P. Morgan Securities Inc. acted as placement agent for the transaction. The closing is expected to occur on September 25, 2003.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A prospectus and prospectus supplement relating to this transaction may be obtained from J.P. Morgan Securities Inc. at 277 Park Avenue, New York, New York 10172, or directly from the Company.

“The completion of this offering will bolster our financial position as we continue to aggressively pursue our product development program,” said C. Boyd Clarke, president and chief executive officer.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These second generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

Barbara Krauter

Manager, Investor Relations

(215) 315-9000

E-mail: info@neose.com

For more information, please visit www.neose.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2002, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.